UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 14, 2012

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2012, Jamba, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, Jamba Juice Company, the Company’s wholly-owned subsidiary, as borrower (“Jamba Juice”) and Wells Fargo Bank, National Association (the “Lender”) whereby Lender is providing for a six million dollar revolving line of credit to Jamba Juice. The outstanding balance under the credit facility bears interest at a LIBOR Market Index Rate based upon the rate for one month U.S. dollar deposits, plus 3.75% per annum. Under the terms of the Credit Agreement, the Company and Jamba Juice are required to maintain minimum levels of trailing annual consolidated EBITDA and liquidity and will be subject to limits on annual capital expenditures. The Credit Agreement terminates January 31, 2013 or may be terminated earlier by Jamba Juice or by Lender. The credit facility is subject to customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company with respect to liens, indebtedness, guaranties, investments, distributions, mergers and acquisitions and dispositions of assets. The credit facility is evidenced by a revolving note made by Jamba Juice in favor of Lender, is guaranteed by the Company and the subsidiaries of Jamba Juice and is secured by substantially all of the assets of the Company, Jamba Juice and their subsidiaries, including a pledge of stock of the Company’s subsidiaries.

The description of the Credit Agreement is not complete and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended January 3, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: February 21, 2012	By:	/s/ Karen L. Luey
	Name:	Karen L. Luey
	Title:	Chief Financial Officer and Senior Vice President